Exhibit 99.1

For immediate release
August 12, 2022
Star Equity Holdings, Inc. Announces 2022 Second Quarter Financial Results

Reported a 306% increase in Q2 2022 gross profit and a 19% increase in revenues

Construction division reported a 54% increase in revenue and a significant improvement in gross margin

Ended Q2 2022 with $13.7 million in cash and cash equivalents
Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star Equity” or the “Company”), a diversified holding company, reported today its financial results for the second quarter (Q2) and six months (6M) ended June 30, 2022.
Following the sale of a portion of our Healthcare business in early 2021, all financial results for the 2022 and 2021 reporting periods, unless stated otherwise, relate to continuing operations, which include the Healthcare, Construction, and Investments divisions.
Q2 2022 Financial Highlights vs. Q2 2021 (unaudited)
•Revenues increased by 19.0% to $30.7 million from $25.8 million.
•Gross profit increased by 305.5% to $6.1 million from $1.5 million.
•Net loss from continuing operations was $1.6 million (or $0.10 per basic and diluted share) compared to a net loss from continuing operations of $1.8 million (or $0.36 per basic and diluted share).
•Non-GAAP adjusted net income from continuing operations was $0.5 million (or $0.03 per basic and diluted share) compared to a loss of $3.7 million (or $0.74 per basic and diluted share).
•Non-GAAP adjusted EBITDA from continuing operations was $1.3 million versus a loss of $2.9 million.
6M 2022 Financial Highlights vs. 6M 2021 (unaudited)
•Revenues increased by 15.8% to $55.8 million from $48.2 million.
•Gross profit increased by 134.9% to $10.8 million from $4.6 million.
•Net loss from continuing operations was $5.3 million (or $0.38 per basic and diluted share) compared to a net loss from continuing operations of $2.4 million (or $0.48 per basic and diluted share).
•Non-GAAP adjusted net loss from continuing operations was $0.2 million (or $0.02 per basic and diluted share) compared to a loss of $5.5 million (or $1.10 per basic and diluted share).
•Non-GAAP adjusted EBITDA from continuing operations was $1.4 million versus a loss of $3.8 million.
•As of June 30, 2022, cash and cash equivalents increased to $13.7 million from $6.2 million; net debt, defined as total debt less total cash and cash equivalents, decreased to $(2.1) million from $7.0 million.
Rick Coleman, Chief Executive Officer, noted, “In the second quarter of 2022 we reported improved financial and operational performance with a 19.0% revenue increase as well as a significant improvement in gross margins. Our Healthcare division revenue decreased by 6.4% versus the prior year quarter but gross margin improved by four percentage points to 26.4% due to the mix of products and services sold. Our Construction division grew revenue by 53.7% due to large commercial projects at KBS and pricing increases that we implemented to mitigate the impact of higher raw materials costs. Gross margin improved substantially due to increased pricing, improved operations, and commodity price risk mitigation. We believe this quarter’s performance shows progress toward our goal of generating a gross margin over 20% for our Construction division.”
Mr. Coleman continued, “Our January equity offering strengthened our cash position and leaves us well-positioned to fund high-return internal growth investments and pursue acquisitions, which could be either bolt-ons for our existing divisions or entry into a new business sector.”

Revenues
The Company’s Q2 2022 revenues increased 19.0% to $30.7 million from $25.8 million in the second quarter of 2021.

Revenues in $ thousands	Q2 2022	Q2 2021	% change	6M 2022	6M 2021	% change
Healthcare	$13,912	$14,870	(6.4)%	$27,330	$28,177	(3.0)%
Construction	16,806	10,936	53.7%	28,437	19,983	42.3%
Investments	158	158	—%	316	316	—%
Intersegment elimination	(158)	(158)	—%	(316)	(316)	—%
Total Revenues	$30,718	$25,806	19.0%	$55,767	$48,160	15.8%

Healthcare Q2 2022 and 6M 2022 revenues decreased 6.4% and 3.0% versus the prior year periods, predominately driven by a decrease in revenue from fewer total scanning days due to the national shortage of nuclear medicine technologists.

Construction Q2 2022 and 6M 2022 revenues increased 53.7% and 42.3% versus the prior year periods. The increase in revenues for the Construction division was due to large commercial projects at KBS. Our Construction division booked backlog remains very strong due to newly signed contracts. Construction division revenues accounted for 54.7% of Star Equity’s total revenues in Q2 2022.

Gross Profit

Gross profit (loss) in $ thousands	Q2 2022	Q2 2021	% change	6M 2022	6M 2021	% change
Healthcare	$3,678	$3,409	7.9%	$6,854	$6,007	14.1%
Healthcare gross margin	26.4%	22.9%	3.5%	25.1%	21.3%	3.8%
Construction	2,485	(1,844)	234.8%	4,071	(1,300)	413.2%
Construction gross margin	14.8%	(16.9)%	31.7%	14.3%	(6.5)%	20.8%
Investments	94	97	(3.1)%	153	190	(19.5)%
Investments gross margin	N/M	N/M	N/M	N/M	N/M	N/M
Intersegment elimination	(158)	(158)	N/M	(316)	(316)	N/M
Total gross profit	$6,099	$1,504	305.5%	$10,762	$4,581	134.9%
Total gross margin	19.9%	5.8%	14.1%	19.3%	9.5%	9.8%
*N/M - Not meaningful
Healthcare Q2 2022 and 6M 2022 gross profit increased 7.9% and 14.1% versus the prior year period, driven by an improved mix of product and service revenues.
Construction Q2 2022 and 6M 2022 gross profit increased 234.8% and 413.2% from the prior year period, due to an increase in revenue during the period and significantly increased pricing levels.
Operating Expenses
On a consolidated basis, Q2 2022 and 6M 2022 sales, general and administrative (“SG&A”) expenses increased by $1.3 million, or 23.0%, and $3.0 million or 28.4% versus the prior year period. The increase in SG&A was driven primarily by one-time litigation costs. SG&A as a percentage of revenue increased in Q2 2022 and 6M 2022 to 22.4% and 24.5% versus 21.6% and 22.1% in Q2 2021 and 6M 2021.

Net Income
Q2 2022 net loss from continuing operations was $1.6 million, or $0.10 per basic and diluted share, compared to net loss of $1.8 million, or $0.36 per basic and diluted share in the same period in the prior year. Q2 2022 non-GAAP adjusted net income from continuing operations was $0.5 million, or $0.03 per basic and diluted share, compared to adjusted net loss from continuing operations of $3.7 million, or $0.74 per basic and diluted share, in the prior year period.
6M 2022 net loss from continuing operations was $5.3 million, or $0.38 per basic and diluted share, compared to net loss of $2.4 million, or $0.48 per basic and diluted share, in the same period in the prior year. 6M 2022 non-GAAP adjusted net loss from continuing operations was $0.2 million, or $0.02 per basic and diluted share, compared to adjusted net loss from continuing operations of $5.5 million, or $1.10 per basic and diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q2 2022 non-GAAP adjusted EBITDA from continuing operations was $1.3 million versus a loss of $2.9 million in the same quarter of the prior year due to improvements in the Company’s operations leading to increased gross profit at both our Healthcare and Construction divisions. 6M 2022 non-GAAP adjusted EBITDA was $1.4 million, compared to a loss of $3.8 million in 6M 2021, primarily due to large commercial projects at KBS and overall Construction division pricing increases.
Operating Cash Flow
Q2 2022 cash flow from operations was an inflow of $3.6 million, compared to an outflow of $5.4 million for the same period in the prior year. The increase in cash flow was due to improvements in the Company’s operations leading to increased gross profit at both the Healthcare and Construction divisions. 6M 2022 cash flow from operations was an inflow of $2.9 million, compared to an outflow of $7.6 million for 6M 2021, primarily due to large commercial projects at KBS and significant Construction division pricing increases.
Preferred Stock Dividends
In each of Q1 and Q2 2022, the Company’s board of directors declared cash dividends to holders of our Series A Preferred Stock of $0.25 per share for an aggregate amount of approximately $1.0 million. The dividend record dates were March 1, 2022 and June 1, 2022, and the payment dates were March 10, 2022 and June 10, 2022.
Conference Call Information
A conference call is scheduled for today, August 12, 2022 at 10:00 a.m. ET (7:00 a.m. PT) to discuss the results. The call may be accessed by dialing 1-877-407-9039 (international callers: +1-201-689-8470) five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.
Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on derivatives, litigation costs, non-recurring gain on disposals, one time severance costs, financing costs, COVID-19 protection equipment, gain or loss from loan forgiveness, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, taxes, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2022.
About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with three divisions: Healthcare, Construction, and Investments.
Healthcare
Our Healthcare division designs, manufactures, and distributes diagnostic medical imaging products and provides mobile imaging services. Our Healthcare division operates in two businesses: (i) diagnostic services and (ii) diagnostic imaging. The diagnostic services business offers imaging services to healthcare providers as an outsourced alternative to purchasing and operating their own equipment. The diagnostic imaging business develops, sells, and maintains solid-state gamma cameras.
Construction
Our Construction division manufactures modular housing units for commercial and residential real estate projects and operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations for professional builders.
Investments
Our Investments division manages and finances the Company’s real estate assets and investments.

Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations (including the recent coronavirus COVID-19 outbreak); the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, as well as factors related to the Company’s business including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Healthcare	$13,912	$14,870	$27,330	$28,177
Construction	16,806	10,936	28,437	19,983
Investments	—	—	—	—
Total revenues	30,718	25,806	55,767	48,160

Cost of revenues:
Healthcare	10,234	11,461	20,476	22,170
Construction	14,321	12,780	24,366	21,283
Investments	64	61	163	126
Total cost of revenues	24,619	24,302	45,005	43,579

Gross profit	6,099	1,504	10,762	4,581

Operating expenses:
Selling, general and administrative	6,867	5,584	13,655	10,638
Amortization of intangible assets	430	430	860	868
Gain on sale of MD Office Solutions	—	—	—	(847)
Total operating expenses	7,297	6,014	14,515	10,659

Loss from operations	(1,198)	(4,510)	(3,753)	(6,078)

Other (expense) income:
Other (expense) income, net	(416)	2,950	(422)	4,205
Interest expense, net	(289)	(199)	(479)	(472)
Total other (expense) income	(705)	2,751	(901)	3,733

Loss from continuing operations before income taxes	(1,903)	(1,759)	(4,654)	(2,345)
Income tax benefit (provision)	327	(32)	(623)	(34)
Loss from continuing operations, net of tax	(1,576)	(1,791)	(5,277)	(2,379)
(Loss) income from discontinued operations, net of tax	—	(65)	—	5,955
Net (loss) income	(1,576)	(1,856)	(5,277)	3,576
Deemed dividend on Series A perpetual preferred stock	(479)	(479)	(958)	(958)
Net (loss) income attributable to common shareholders	$(2,055)	$(2,335)	$(6,235)	$2,618

Net (loss) income per share—basic and diluted
Net loss per share, continuing operations	$(0.10)	$(0.36)	$(0.38)	$(0.48)
Net (loss) income per share, discontinued operations	$—	$(0.01)	$—	$1.20
Net (loss) income per share—basic and diluted*	$(0.10)	$(0.37)	$(0.38)	$0.72
Deemed dividend on Series A cumulative perpetual preferred stock per share	$(0.03)	$(0.10)	$(0.07)	$(0.19)
Net (loss) income per share, attributable to common shareholders—basic and diluted*	$(0.13)	$(0.46)	$(0.44)	$0.53
Weighted-average shares outstanding—basic and diluted	15,379	5,039	14,031	4,978

Dividends declared per Series A perpetual preferred stock	$0.25	$0.25	$0.50	$0.25
*Earnings per share may not add due to rounding

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30, 2022 (unaudited)	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$13,657	$4,538
Restricted cash	847	278
Investments in equity securities	2,550	47
Lumber derivative contracts	—	666
Accounts receivable, net of allowances of $1.0 million and $0.8 million, respectively	15,208	15,811
Inventories, net	11,217	8,525
Other current assets	2,672	1,998
Total current assets	46,151	31,863
Property and equipment, net	8,764	8,918
Operating lease right-of-use assets, net	4,980	4,494
Intangible assets, net	14,212	15,072
Goodwill	6,046	6,046
Other assets	1,495	1,659
Total assets	$81,648	$68,052

Liabilities, Mezzanine Equity and Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,244	$4,277
Accrued liabilities	4,316	2,445
Accrued compensation	3,046	3,051
Accrued warranty	344	569
Lumber derivative contracts	482	—
Billings in excess of costs and estimated profit	2,181	312
Deferred revenue	3,840	2,457
Short-term debt	11,568	12,869
Operating lease liabilities	1,406	1,253
Finance lease liabilities	527	588
Total current liabilities	33,954	27,821
Deferred tax liabilities	667	72
Operating lease liabilities, net of current portion	3,651	3,299
Finance lease liabilities, net of current portion	548	706
Other liabilities	360	412
Total liabilities	39,180	32,310

Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at December 31, 2021. (Liquidation preference: $18,988,390 as of December 31, 2021.)	—	18,988

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at June 30, 2022. (Liquidation preference: $18,988,390 as of June 30, 2022.)	—	—
Preferred stock, $0.0001 par value: 25,000 shares authorized; Series C Participating Preferred stock, no shares issued or outstanding	—	—

Common stock, $0.0001 par value: 30,000,000 shares authorized; 15,082,155 and 5,805,916 shares issued and outstanding (net of treasury shares) at June 30, 2022 and December 31, 2021, respectively	1	—
Treasury stock, at cost; 258,849 shares at June 30, 2022 and December 31, 2021, respectively	(5,728)	(5,728)
Additional paid-in capital	181,441	150,451
Accumulated deficit	(133,246)	(127,969)
Total stockholders’ equity	42,468	16,754
Total liabilities, mezzanine equity and stockholders’ equity	$81,648	$68,052

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss from continuing operations	$(1,576)	$(1,791)	$(5,277)	$(2,379)
Acquired intangible amortization	430	430	860	868
Unrealized loss (gain) on derivatives (1)	469	312	1,145	289
Litigation costs (2)	900	123	1,768	125
Gain on disposal of MD Office Solutions (3)	—	—	—	(847)
Tenant receivable (4)	—	—	—	323
Write off of software costs	—	70	—	70
Severance (8)	431	—	431	—
Financing costs (5)	137	47	237	179
COVID -19 Protection Equipment (6)	—	21	—	59
SBA PPP Loan forgiveness (7)	—	(2,959)	—	(4,179)
Income tax (benefit) provision	(327)	32	623	34
Non-GAAP adjusted net income (loss) from continuing operations	$464	$(3,715)	$(213)	$(5,458)

Net loss per diluted share from continuing operations	$(0.10)	$(0.36)	$(0.38)	$(0.48)
Acquired intangible amortization	0.03	0.09	0.06	0.17
Unrealized loss (gain) on derivatives (1)	0.03	0.06	0.08	0.06
Litigation costs (2)	0.06	0.02	0.13	0.03
Gain on disposal of MD Office Solutions (3)	—	—	—	(0.17)
Tenant receivable (4)	—	—	—	0.06
Write off of software costs	—	0.01	—	0.01
Severance (8)	0.03	—	0.03	—
Financing costs (5)	0.01	0.01	0.02	0.04
COVID -19 Protection Equipment (6)	—	—	—	0.01
SBA PPP Loan forgiveness (7)	—	(0.59)	—	(0.84)
Income tax (benefit) provision	(0.02)	0.01	0.04	0.01
Non-GAAP adjusted net income (loss) per basic and diluted share from continuing operations (9)	$0.03	$(0.74)	$(0.02)	$(1.10)

(1)Reflects adjustments for any unrealized gains or losses in derivatives value.
(2)Reflects one time litigation costs.
(3)Reflects the gain from the sale of MDOS.
(4)Reflects one-time write off in uncollectible tenant receivable.
(5)Reflects financing costs from our credit facilities.
(6)Reflects purchases related to COVID -19 Protection Equipment.
(7)Reflects the forgiveness of the Paycheck Protection Program.
(8)Reflects the severance expense for our former Healthcare division CEO.
(9)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands)

For The Three Months Ended June 30, 2022	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (9)	$224	$94	$(321)	$(1,573)	$(1,576)
Depreciation and amortization	322	495	64	—	881
Interest expense	83	113	93	—	289
Income tax (benefit) provision	(327)	—	—	—	(327)
EBITDA from continuing operations	302	702	(164)	(1,573)	(733)

Unrealized loss (gain) on derivatives (1)	—	469	—	—	469
Litigation costs (2)	900	—	—	—	900
Stock-based compensation	(11)	5	—	78	72
Severance (8)	431	—	—	—	431
Financing costs (5)	23	83	31	—	137
Non-GAAP adjusted EBITDA from continuing operations	$1,645	$1,259	$(133)	$(1,495)	$1,276

For The Three Months Ended June 30, 2021	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (9)	$3,816	$(3,871)	$(46)	$(1,690)	$(1,791)
Depreciation and amortization	320	481	61	—	862
Interest expense	40	160	—	—	200
Income tax (benefit) provision	32	—	—	—	32
EBITDA from continuing operations	4,208	(3,230)	15	(1,690)	(697)

Unrealized loss (gain) on derivatives (1)	—	303	—	9	312
Litigation costs (2)	—	—	—	123	123
Stock-based compensation	37	—	—	97	134
Gain on disposal of MD Office Solutions (3)	—	—	—	—	—
Tenant receivable (4)					—
Write off of software costs	—	70	—	—	70
Financing costs (5)	34	13	—	—	47
COVID-19 Protection Equipment (6)	21	—	—	—	21
SBA PPP Loan forgiveness (7)	(2,959)	—	—	—	(2,959)
Non-GAAP adjusted EBITDA from continuing operations	$1,341	$(2,844)	$15	$(1,461)	$(2,949)

For The Six Months Ended June 30, 2022	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (9)	$(716)	$(822)	$(233)	$(3,506)	$(5,277)
Depreciation and amortization	637	982	163	—	1,782
Interest expense	147	192	140	—	479
Income tax (benefit) provision	623	—	—	—	623
EBITDA from continuing operations	691	352	70	(3,506)	(2,393)

Unrealized loss (gain) on derivatives (1)	—	1,145	—	—	1,145
Litigation costs (2)	1,768	—	—	—	1,768
Stock-based compensation	4	11	—	201	216
Severance (8)	431	—	—	—	431
Financing costs (5)	28	161	48	—	237
Non-GAAP adjusted EBITDA from continuing operations	$2,922	$1,669	$118	$(3,305)	$1,404

For The Six Months Ended June 30, 2021	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (9)	$4,460	$(4,225)	$(129)	$(2,485)	$(2,379)
Depreciation and amortization	677	961	126	—	1,764
Interest expense	115	357	—	—	472
Income tax (benefit) provision	34	—	—	—	34
EBITDA from continuing operations	5,286	(2,907)	(3)	(2,485)	(109)

Unrealized loss (gain) on derivatives (1)	—	303	—	(14)	289
Litigation costs (2)	—	—	—	125	125
Stock-based compensation	114	—	—	148	262
Gain on disposal of MD Office Solutions (3)	(847)	—	—	—	(847)
Tenant receivable (4)	—	323	—	—	323
Write off of software costs	—	70	—	—	70
Financing costs (5)	76	103	—	—	179
COVID-19 Protection Equipment (6)	59	—	—	—	59
SBA PPP Loan forgiveness (7)	(2,959)	(1,220)	—	—	(4,179)
Non-GAAP adjusted EBITDA from continuing operations	$1,729	$(3,328)	$(3)	$(2,226)	$(3,828)
(1)Reflects adjustments for any unrealized gains or losses in derivatives value.
(2)Reflects one time litigation costs.
(3)Reflects the gain from the sale of MDOS.
(4)Reflects one-time write off in uncollectible tenant receivable.
(5)Reflects financing costs from our credit facilities.
(6)Reflects purchases related to COVID -19 personal protection equipment.
(7)Reflects the forgiveness of the Paycheck Protection Program.
(8)Reflects the severance expense for our former Healthcare division CEO.
(9)Reflects the reclassification of prior year Diagnostic Services and Diagnostic Imaging net income into Healthcare segment and intercompany elimination from Construction and Investments segment.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited)
(In thousands)
A summary of the Company’s credit facilities are as follows:

	June 30, 2022		December 31, 2021
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - eCapital KBS	$—	7.50%	$3,131	6.00%
Revolving Credit Facility - eCapital EBGL	2,537	7.50%	1,652	6.00%
Revolving Credit Facility - Webster	8,094	4.29%	7,016	2.60%
Total Short-term Revolving Credit Facilities	$10,631	5.05%	$11,799	3.98%
eCapital - Star Loan Principal, net	$937	7.75%	$1,070	6.25%
Short Term Loan	$937	7.75%	$1,070	6.25%
Total Short-term debt	$11,568	5.27%	$12,869	4.17%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (1)	2022	2021 (1)
Revenue by segment:
Healthcare	$13,912	$14,870	$27,330	$28,177
Construction	16,806	10,936	28,437	19,983
Investments	158	158	316	316
Intersegment elimination	(158)	(158)	(316)	(316)
Consolidated revenue	$30,718	$25,806	$55,767	$48,160

Gross profit (loss) by segment:
Healthcare	$3,678	$3,409	$6,854	$6,007
Construction	2,485	(1,844)	4,071	(1,300)
Investments	94	97	153	190
Intersegment elimination	(158)	(158)	(316)	(316)
Consolidated gross profit	$6,099	$1,504	$10,762	$4,581

Income (loss) from continuing operations by segment:
Healthcare	$5	$835	$83	$1,672
Construction	290	(3,837)	(469)	(5,385)
Investments	80	78	139	155
Star equity corporate and intersegment elimination	(1,573)	(1,586)	(3,506)	(2,520)
Segment loss from operations	$(1,198)	$(4,510)	$(3,753)	$(6,078)

Depreciation and amortization by segment:
Healthcare	$322	$320	$637	$677
Construction	495	481	982	961
Investments	64	61	163	126
Total depreciation and amortization	$881	$862	$1,782	$1,764

(1)     Segment information has been recast for all periods presented to reflect Healthcare as one segment. Intercompany elimination previously allocated to Investments have been reclassified to a separate line.